 Exhibit (a)(1)(A)
HOOKIPA PHARMA INC.
350 FIFTH AVENUE, 72ND FLOOR, SUITE 7240
NEW YORK, NEW YORK 10118
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS
August 10, 2023
HOOKIPA PHARMA INC.
SUMMARY TERM SHEET — OVERVIEW
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS
This offer and withdrawal rights will expire at 11:59 p.m., Eastern Daylight Time, on September 7, 2023, unless extended
By this Offer to Exchange Eligible Options for New Options (as the context requires, this document and the actions taken hereby, the “Exchange Offer”), HOOKIPA Pharma Inc., which we refer to in this document as “we,” “us,” “our,” “HOOKIPA” or the “Company,” is giving each Eligible Participant the opportunity to exchange one or more Eligible Options (as defined below) for New Options, as discussed below and in the Offering Memorandum for the Exchange Offer beginning on page 16 (the “Offering Memorandum”). Where the context requires, references herein to HOOKIPA shall be deemed to include wholly-owned subsidiaries of HOOKIPA.
The “Expiration Time” of the Exchange Offer is 11:59 p.m., Eastern Daylight Time, on September 7, 2023. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires.
You are an “Eligible Participant” if:
•
on the date the Exchange Offer commences, you are a current employee (not a consultant) of HOOKIPA or one of our wholly-owned subsidiaries and have not submitted a notice of resignation or termination, or been notified by HOOKIPA or such subsidiary that your employment relationship is being terminated;

•
as of the Expiration Time, you continue to be employed by HOOKIPA or one of our wholly-owned subsidiaries, and have not submitted a notice of resignation or termination, or been notified by HOOKIPA or such subsidiary that your employment relationship is being terminated;

•
you are not an executive officer of HOOKIPA; and

•
you are not a member of HOOKIPA’s board of directors (the “Board”) or HOOKIPA’s scientific advisory board (the “SAB”).

An “Eligible Option” is an outstanding option to purchase our common stock that:
•
is held by an Eligible Participant;

•
is outstanding as of the Expiration Time and was granted before July 1, 2022;

•
has an exercise price per share greater than $6.50; and

•
was granted under the HOOKIPA Pharma Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”) or the HOOKIPA Pharma Inc. 2019 Stock Option and Incentive Plan (the “2019 Plan”).

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will cancel your tendered Eligible Options and grant you a new award of stock options (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•
Each New Option will have an exercise price per share equal to the closing price of our common stock reported on the Nasdaq Global Select Market (“Nasdaq”) on the date the New Option is granted but not less than $1.00.

•
Each New Option will represent your right to purchase a number of shares of our common stock that is calculated using an exchange ratio based on the exercise price of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios for outstanding Eligible Options based on the dollar range of the exercise prices of such Eligible Options.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New Options)*
$6.50 to $10.33	1.75 to 1
$10.34 and up	2.25 to 1

*
Rounded to the nearest whole share

•
Your New Options will be granted under the 2019 Plan. Excess shares resulting from the cancellation of Eligible Options granted under the 2019 Plan will be returned to the plan pool. Excess shares resulting from the cancellation of Eligible Options granted under the 2018 Plan will not be returned to the plan pool.

•
If you tender Eligible Options which are intended to qualify as “incentive stock options”, to the extent permitted by law for U.S. federal income tax purposes (“ISOs”) each New Option granted in exchange for such Eligible Options will be granted as an ISO. If you tender Eligible Options which are non-qualified stock options (“NSOs”), each New Option granted in exchange for such Eligible Options will be granted as an NSO.

•
Each New Option will have a maximum term of six (6) years from the date the New Option is granted.

•
Each New Option will not be exercisable on the date it is granted, even if the corresponding Eligible Options had previously vested, and instead will vest (i) with respect to vested Eligible Options that are exchanged, on the first anniversary of the date the New Option is granted, and (ii) with respect to unvested Eligible Options that are exchanged, in 12 equal quarterly installments starting on the date the New Option is granted and ending on the third anniversary of the date the New Option is granted, subject, in each case, to continued employment through the applicable vesting date.

The commencement date of the Exchange Offer is August 10, 2023. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant (i.e., all options granted to you on the same date must receive the same treatment). Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and your New Options will be granted with the New Option Terms effective promptly following the Expiration Time (such date, the “New Option Grant Date”).
See the “Risk Factors” section of this Exchange Offer beginning on page 13 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New Options. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.
Shares of our common stock are quoted on Nasdaq under the symbol “HOOK.” On August 9, 2023, the closing price of our common stock as reported on Nasdaq was $0.74 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Exchange Offer.

You should direct any questions about the Exchange Offer or requests for assistance (including requests for additional copies of the Offering Memorandum, the Election Form, the Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to legal@hookipapharma.com.
IMPORTANT
If you choose to participate in the Exchange Offer, you must properly complete and submit the accompanying Election Form by email to legal@hookipapharma.com before 11:59 p.m. Eastern Daylight Time, on Thursday, September 7, 2023 (or such later date as may apply if the Exchange Offer is extended).
You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.
You do not need to return your stock option agreements for your Eligible Options to be cancelled and exchanged in the Exchange Offer. We will provide you with a written confirmation of the cancellation of any such options along with a stock option agreement for your New Options shortly following the grant of your New Options. A form of Stock Option Agreement for the New Options is filed as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”), as it may be amended, which was filed with the Securities and Exchange Commission (the “SEC”).
Although the Compensation Committee of the Board has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). Neither we nor the Board (or the Compensation Committee) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.
Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, THE RELATED ELECTION FORMS AND THE OTHER DOCUMENTS REFERENCED HEREIN.
WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE RELATED ELECTION FORMS AND THE OTHER DOCUMENTS REFERENCED HEREIN. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY HOOKIPA.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS
Set forth below are answers to some of the questions that you may have about the Exchange Offer. This Summary Term Sheet does not contain all of the information that you should consider in deciding whether to participate in the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New Options and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

***

Q1.   Why is HOOKIPA making the Exchange Offer?
We believe that the Exchange Offer is in the best interests of our stockholders and an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our employees.
Since 2021, when our stock closed as high as $19.51 (on May 18, 2021), declines in our stock price have steadily eroded the retentive and incentive value of stock options granted. For example, on April 5, 2023, our stock closed at $0.70 and on August 9, 2023, the closing price of our common stock as reported on Nasdaq was $0.74 per share.
During the course of 2022, our Compensation Committee began considering, with input from Radford, which is part of the Rewards Solution practice at Aon plc (“Radford”) and serves as the Compensation Committee’s independent compensation consultant, whether conducting an option exchange program would assist with our retention efforts. These discussions were undertaken in the context of this sustained decline in the trading price of our shares, which has resulted in a situation where, as of June 30, 2023, HOOKIPA had a total of 8,708,926 outstanding options, approximately 92% of which were “underwater” (i.e., had an exercise price greater than the trading price of our shares) at a stock price of $0.88.
We have heard from employees that they view their existing underwater stock options as having little or no value due to the difference between the exercise prices of those options and the current trading price of our stock The Board and the Compensation Committee believe that the underwater options no longer function as the retentive and incentive tool that they believe is necessary to retain employees and to motivate them to increase long-term stockholder value.
In addition to the benefits for employees, we expect that the option exchange will reduce our equity overhang (the potential dilution represented by outstanding equity awards) by eliminating a number of outstanding options that, under their current terms and conditions, are likely to remain unexercised for the foreseeable future. Under the ratios included in the terms of the Exchange Offer, these current options would be replaced by a smaller number of new options, thus meaningfully reducing the total number of outstanding options included in our overhang.
We further believe that the Exchange Offer will permit us to enhance long-term stockholder value by restoring competitive incentives among the Eligible Participants who choose to participate in the Exchange Offer so they are further motivated to complete and deliver the important strategic and operational initiatives of our company.
See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.
Q2.   Who is eligible to participate in the Exchange Offer?
Only Eligible Participants are eligible to participate in the Exchange Offer. You are an “Eligible Participant” if:
•
on the date the Exchange Offer commences, you are a current employee (not a consultant) of HOOKIPA or a wholly owned subsidiary and have not submitted a notice of resignation or termination, or been notified by HOOKIPA or such subsidiary that your employment relationship is being terminated;

•
as of the Expiration Time, you continue to be employed by HOOKIPA or a wholly owned subsidiary, and have not submitted a notice of resignation or termination, or been notified by HOOKIPA or such subsidiary that your employment relationship is being terminated;

•
you are not an executive officer of HOOKIPA; and

•
you are not a member of HOOKIPA’s board of directors (the “Board”) or HOOKIPA’s scientific advisory board (the “SAB”).

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3.   Which options are subject to the Exchange Offer?
Under the Exchange Offer, Eligible Participants will be able to elect to tender outstanding Eligible Options for exchange.
An “Eligible Option” is an outstanding option that:
•
is held by an Eligible Participant;

•
is outstanding as of the Expiration Time and was granted before July 1, 2022;

•
has an exercise price per share greater than $6.50; and

•
was granted under the HOOKIPA Pharma Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”) or the HOOKIPA Pharma Inc. 2019 Stock Option and Incentive Plan (the “2019 Plan”).

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.
Q4.   Will the terms and conditions of my New Options be the same as my exchanged options?
No. The terms and conditions of your New Options, including the exercise price, vesting schedule, term and the potential tax treatment of your New Options, will or may be different than your tendered Eligible Options. The material differences between your Eligible Options and your New Options are described in this Summary Term Sheet and in the Offering Memorandum. A form of Stock Option Agreement for the New Options is filed as an exhibit to the Schedule TO.
Q5.   How many New Options will I receive for the Eligible Options I exchange?
The Option Exchange Program is not a one-for-one exchange. Each New Option will represent your right to purchase a number of shares of our common stock that is calculated using an exchange ratio based on the exercise price of your tendered Eligible Options. The chart below sets forth the applicable exchange ratio for outstanding Eligible Options based on the dollar range of the exercise prices of such Eligible Options.
Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New Options)*
$6.50 to $10.33	1.75 to 1
$10.34 and up	2.25 to 1

*
Rounded to the nearest whole share

Q6.   Will my New Options have an exercise or purchase price?
Your New Options will have an exercise price per share equal to the closing price of our common stock as reported on Nasdaq on the date that we grant your New Options but not less than $1.00.
See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information and Section 7 of the Offering Memorandum (“Price Range of Our Common Stock”) for information concerning the historical prices of our common stock.
Q7.   When will my New Options vest?
Each New Option will not be exercisable on the date it is granted, even if the corresponding tendered Eligible Option had previously vested, and instead will vest (i) on the first anniversary of the date the New Option is granted with respect to vested options that are exchanged, and (ii) in 12 equal quarterly installments starting on the date the New Option is granted and ending on the third anniversary of the date the New Option is granted with respect to unvested options that are exchanged), subject, in each case, to continued employment through the applicable vesting date.
As with our unvested equity awards generally, you must remain in continuous employment with HOOKIPA through the applicable vesting date. In the event that your employment with HOOKIPA terminates for any reason prior to the vesting date of any unvested portion of your New Option, such unvested portion shall be forfeited on your termination date.
Q8.   Do I need to exercise my New Option in order to receive shares?
Yes. You will need to exercise the vested portion of your New Option and pay the purchase price to receive shares of common stock.
Q9.   If I participate in the Exchange Offer, when will my New Options be granted?
Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New Options in exchange for Eligible Options with respect to which you properly made a valid election (and did not validly revoke that election), effective as of the New Option Grant Date, which is currently expected to be on or around September 11, 2023. The New Options will reflect the New Option Terms.
See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.
Q10.   What happens to my New Options if I terminate my employment with HOOKIPA?
Vesting of your New Options will cease upon termination of your employment with HOOKIPA. Your unvested New Options will be forfeited to us.
In general, pursuant to the 2019 Plan, the vested portion of your New Options may be exercised for three months following termination of your service with HOOKIPA unless (i) termination is due to your death or disability, in which case the New Option may be exercised (to the extent exercisable at the time of the termination of service) at any time within twelve months following your termination by your legal representative or legatee; or (ii) you are terminated for cause, in which case the New Option will cease to be exercisable immediately upon your termination. New Options will in no event be exercisable following the expiration of the maximum term of the New Option, which will be six (6) years from the date of grant of the New Option.
Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed with HOOKIPA. The terms of your employment with HOOKIPA remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed or engaged by HOOKIPA until the expiration of the Exchange Offer, the grant date for the New Options or thereafter during the vesting period of the New Options. In addition, we cannot provide any assurance that your employment with HOOKIPA will continue until or past the vesting date of any New Option issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.
See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New Options”) for more information.
Q11.   Must I participate in the Exchange Offer?
No. Participation in the Exchange Offer is completely voluntary. If you hold more than one option grant that qualifies as an Eligible Option and would like to participate in the Exchange Offer, you will be allowed to elect to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant (i.e., all options granted to you on the same date must be subject to the same election). If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding and subject to their current terms.
Q12.   How should I decide whether or not to participate in the Exchange Offer?
We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Common Stock”), Section 8 (“Information Concerning HOOKIPA; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our

Securities”), Section 12 (“Material United States Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from HOOKIPA is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Exchange Offer.
In addition to reviewing the materials provided, please note the following:
•
The Exchange Offer is not a one-for-one exchange. Any New Options you receive will be exercisable for fewer shares than your Eligible Options, based on the applicable exchange ratio.

•
Options provide value upon exercise only if the price of our common stock increases after the grant date. Also, because the exchange ratios for the option exchange are not one-for-one, it is possible that, at some point in the future, Eligible Options you choose to exchange could have been economically more valuable than the New Options you receive pursuant to the Exchange Offer.

•
New Options granted in the Exchange Offer will have a maximum term of six (6) years, even if the Eligible Options you exchange had a longer term.

•
You should carefully consider the potential tax consequences of your exchange of Eligible Options for New Options.

Please also review the “Risk Factors” that appear on page 13.
Q13.   How do I find out how many Eligible Options I have and what their exercise prices are?
The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of August 10, 2023. You may also access your number of Eligible Options through the Shareworks system. At any time during the Exchange Offer, you may contact us via email at legal@hookipapharma.com to confirm the number of option grants that you have and the grant dates, remaining term, exercise prices, vesting schedule and other information regarding such option grants.
Q14.   Can I tender for exchange stock options that I have already fully exercised?
No. The Exchange Offer applies only to outstanding Eligible Options. An option that has been fully exercised is no longer outstanding and is therefore not an Eligible Option.
Q15.   Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?
Yes. If you exercised an Eligible Option in part before August 10, 2023, the entire remaining unexercised portion of the Eligible Option can be tendered for exchange in the Exchange Offer.
See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.
Q16.   Can I tender for exchange a portion of an Eligible Option?
No partial exchange of an Eligible Option grant will be permitted. If you elect to tender an Eligible Option for exchange, you must tender the entire unexercised portion of that Eligible Option (i.e., all options granted to you on the same date must be subject to the same election). You may elect to tender as few or as many of your Eligible Option grants as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Option grants that you have properly tendered for exchange.
See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.
Q17.   What if I am on an authorized leave of absence during the Exchange Offer?
Any Eligible Participant who is on an authorized leave of absence will be eligible to participate in the Exchange Offer.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.
Q18.   What happens if my employment relationship with HOOKIPA terminates before the Expiration Time?
If you have tendered Eligible Options under the Exchange Offer and your employment relationship with HOOKIPA terminates for any reason prior to the Expiration Time or if you have given or received notice of termination prior to the Expiration Time, you will no longer be eligible to participate in the Exchange Offer. Accordingly, we will not accept your Eligible Options for exchange, and you will not be eligible to receive New Options. In such a case, you may be able to exercise the vested portion of your existing Eligible Options for a limited time after your termination date, subject to and in accordance with their original terms.
Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or other service provider of HOOKIPA. The terms of your employment with HOOKIPA remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the Expiration Time, the New Option Grant Date or thereafter. In addition, we cannot provide any assurance that your employment with HOOKIPA will continue until or past the vesting date of any New Option granted in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.
See Section 1 (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”) of the Offering Memorandum for more information.
Q19.   Will I owe taxes if I participate in the Exchange Offer?
Neither the acceptance of your Eligible Options for exchange nor the grant of any New Options will be a taxable event for U.S. federal income tax purposes.
We advise all Eligible Participants who may consider tendering their Eligible Options for exchange to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer. If you are an Eligible Participant who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you.
See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information regarding the United States tax aspects of the Exchange Offer.
Q20.   Will I owe taxes if I do not participate in the Exchange Offer?
Your decision not to participate in the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.
See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information.
Q21.   What will happen to my Eligible Options if I participate in the Exchange Offer?
We will cancel all Eligible Options tendered by you and accepted by us for exchange in the Exchange Offer. Excess shares resulting from the cancellation of Eligible Options will be returned to the plan pool.
Q22.   Is it possible for my New Options to be or become underwater?
Yes. The New Options will have an exercise price equal to the closing price of our common stock reported on Nasdaq on the New Option Grant Date but not less than $1.00. If the price of our common stock reported on Nasdaq is or falls below this exercise price at any time after the New Option Grant Date, then your New Options will be underwater.

Q23.   What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?
Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time. However, if any of your Eligible Options are currently treated as incentive stock options to the extent permitted by law for U.S. federal income tax purposes (“ISOs”) and the Exchange Offer is extended such that it remains open for thirty or more calendar days, the United States Internal Revenue Service may take the position that the Two-Year Holding Period (described below) with respect to such ISOs that are not tendered will re-set so as to commence on August 10, 2023.
We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not accepted for exchange, we will send you a separate email following the Expiration Time notifying you that your tendered option was not accepted for exchange.
Q24.   How long do I have to decide whether to participate in the Exchange Offer?
The Exchange Offer expires at 11:59 p.m., Eastern Daylight Time, on September 7, 2023 (or such later date as may apply if the Exchange Offer is extended). We will not make any exceptions to this deadline. However, although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Time of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new Expiration Time no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced Expiration Time.
See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.
Q25.   How do I tender my Eligible Options for exchange?
If you are an Eligible Participant, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 11:59 p.m., Eastern Daylight Time, on September 7, 2023 (or such later date as may apply if the Exchange Offer is extended).
To validly tender your Eligible Options, you must complete and submit your Election Form by email to legal@hookipapharma.com.
You do not need to return your stock option agreements relating to any tendered Eligible Options because they will be automatically cancelled effective as of the New Option Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New Options for your acceptance through Shareworks following the New Option Grant Date.
Your Eligible Options will not be considered tendered until we receive your properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 11:59 p.m., Eastern Daylight Time, on September 7, 2023 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.
You are responsible for making sure that the Election Form is completed and submitted as indicated above. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.
We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options on September 7, 2023 following the Expiration Time.
See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.
Q26.   Can I withdraw previously tendered Eligible Options?
Yes. You may withdraw your tendered Eligible Options at any time during the period the Exchange Offer remains open.

To withdraw tendered Eligible Options, you must revoke your Election Form by email to legal@hookipapharma.com prior to the Expiration Time.
If you miss the deadline to withdraw but remain an Eligible Participant, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal that we receive before the Expiration Time.
You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete and deliver your Notice of Withdrawal to ensure that we receive it before the Expiration Time.
Once you have withdrawn Eligible Options, you may re-tender such Eligible Options prior to the Expiration Time by submitting a new Election Form and following the procedures for validly tendering Eligible Options in the Exchange Offer described in Question 25 above and Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”).
See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.
Q27.   How will I know whether you have received my Election Form or my Notice of Withdrawal?
We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal, as applicable, shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Time.
See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.
Q28.   What will happen if I do not return my Election Form by the deadline?
If we do not receive an Election Form from you by the Expiration Time (or such later date as may apply if the Exchange Offer is extended), then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything.
See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.
Q29.   What if I have any questions regarding the Exchange Offer?
You should direct questions about the Exchange Offer (including requests for additional copies of the Exchange Offer and other Exchange Offer documents which we will promptly furnish to you at our expense) by email to legal@hookipapharma.com.

RISK FACTORS
Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2023, and Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2023 and August 10, 2023 as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.
Portions of this Offer to Exchange (including information incorporated by reference) include “forward-looking statements.” These forward-looking statements are often identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions, and speak only as of the date on which they are made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this Offer to Exchange and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
The following discussion should be read in conjunction with the financial information in Section 8 of the Offering Memorandum (“Information Concerning HOOKIPA; Financial Information”), as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q.
Risks Related to the Exchange Offer
Your cancelled Eligible Options may be worth more than the New Options that you receive in exchange.
Because the number of shares issuable to you upon exercise of your New Options will be fewer than the number of shares issuable to you upon exercise of your Eligible Options, it is possible that, at some point in the future, due to potential increases in our stock price, those Eligible Options would have been more economically valuable than the New Options granted pursuant to the Exchange Offer.
Your cancelled Eligible Options may have a term that expires later than the term of the New Options that you receive in exchange for them.
Because your New Options could expire on a date earlier than your cancelled Eligible Options are currently set to expire, you may not have the same amount of time to benefit from any appreciation in our stock price.
If your employment with HOOKIPA terminates before your New Options vest, you will not be able to receive value for your unvested New Options, but you may have been able to receive value for the Eligible Options you exchanged for the New Options.
The New Options will be subject to a new vesting schedule that differs from the vesting schedules of the Eligible Options that you exchange. Accordingly, if your employment with HOOKIPA terminates after you exchange your Eligible Options for New Options, you may not be able to realize as much value from your New Options as you could have realized from the Eligible Options you exchanged. For example, if you do not exchange your vested Eligible Options for New Options, and your employment with HOOKIPA terminates, if our stock price increases above the exercise price per share of your vested Eligible Options, you would still be able to exercise and sell the underlying shares of common stock for these vested Eligible Options at a gain. However, if you exchange your vested Eligible Options for New Options, and your employment with HOOKIPA terminates after you receive New Options but before such New Options have vested and can be exercised, you will receive no value from the unvested portion of the New Options if our stock price increases.
You may incur additional taxes in connection with the exercise of the New Options for U.S. tax purposes.
For more detailed information regarding the tax treatment of stock options, see Section 12 of the Offering Memorandum (“Material United States Tax Consequences”).
If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax, social insurance, or other consequences of participating in the Offer.
If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance, or other consequences that may apply to you. You are encouraged to consult your own legal counsel, accountant, financial and/or tax advisor(s) to discuss these consequences.

OFFERING MEMORANDUM
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

OFFERING MEMORANDUM
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS
Section 1.   Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.
HOOKIPA Pharma Inc. (“HOOKIPA,” the “Company,” “we,” “us” or “our”) is offering eligible non-executive, non-director employees (not consultants) the opportunity to exchange certain outstanding stock options for replacement stock options with modified terms. As described in this Section 1 of this Offering Memorandum — Offer to Exchange Eligible Options for New Options (this “Offering Memorandum”), Eligible Options that are validly tendered prior to the Expiration Time will be exchanged for New Options in exchange for cancellation of the tendered Eligible Options and the Eligible Participant’s agreement to accept the New Option Terms (as defined below). Each capitalized term that is used in this paragraph without being defined has the meaning set forth below. Where the context requires, references herein to HOOKIPA shall be deemed to include wholly-owned subsidiaries of HOOKIPA.
We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of option holders or the tender of elections to exchange Eligible Options covering a minimum number of shares.
Eligible Participants
All individuals who hold Eligible Options and who, as of the date the Exchange Offer commences and as of the Expiration Time, are current employees (not consultants) of HOOKIPA and are not executive officers, Board members, or SAB members of HOOKIPA may participate in the Exchange Offer (the “Eligible Participants”). To be an Eligible Participant, you must continue to be employed by HOOKIPA, and not have submitted a notice of resignation or termination or received a notice of termination prior to the Expiration Time.
You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Participant for any reason prior to or as of the Expiration Time, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Participant at the Expiration Time will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with HOOKIPA’s policies.
Your employment with HOOKIPA will remain at will, regardless of your participation in the Exchange Offer, and can be terminated by you or HOOKIPA at any time, subject to applicable law. Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by or otherwise in a service relationship with HOOKIPA. The terms of your employment relationship with HOOKIPA remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by HOOKIPA until the grant date for the New Options or any vesting date of your New Options in the future.
HOOKIPA’s executive officers are not eligible to participate in the Exchange Offer. In addition, members of our board of directors (our “Board”) are not eligible to participate in the Exchange Offer.
Eligible Options
An “Eligible Option” is an outstanding option that:
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is held by an Eligible Participant;

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is outstanding as of the Expiration Time and was granted before July 1, 2022;

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has an exercise price per share greater than $6.50; and

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was granted under the HOOKIPA Pharma Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”) or the HOOKIPA Pharma Inc. 2019 Stock Option and Incentive Plan (the “2019 Plan”).

The Proposed Exchange
If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will cancel your tendered Eligible Options and grant you new options (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):
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Each New Option will have an exercise price per share equal to the closing price of our common stock reported on Nasdaq on the date the New Option is granted.

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Each New Option will represent your right to purchase a number of shares of our common stock that is calculated using an exchange ratio based on the exercise price of your tendered Eligible Option. The chart below sets forth the applicable exchange ratios for outstanding Eligible Options based on the dollar range of the exercise prices of such Eligible Options.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New Options)*
$6.50 to $10.33	1.75 to 1
$10.34 and up	2.25 to 1

*
Rounded to the nearest whole share

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Your New Options will be granted under the 2019 Plan. Excess shares resulting from the exchange of Eligible Options granted under the 2019 Plan will be returned to the plan pool. Excess shares resulting from the exchange of Eligible Options granted under the 2018 Plan will not be returned to the plan pool.

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If you tender Eligible Options which are intended to qualify as “incentive stock options”, to the extent permitted by law for U.S. federal income tax purposes (“ISOs”) each New Option granted in exchange for such Eligible Options will be granted as an ISO. If you tender Eligible Options which are non-qualified stock options (“NSOs”), each New Option granted in exchange for such Eligible Options will be granted as an NSO.

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Each New Option will have a maximum term of six (6) years from its date of grant.

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Each New Option will not be exercisable on the date it is granted, even if the corresponding tendered Eligible Option had previously vested, and instead will vest (i) with respect to vested options that are exchanged, on the first anniversary of the date the New Option is granted, and (ii) with respect to unvested options that are exchanged, in 12 equal quarterly installments starting on the date the New Option is granted and ending on the third anniversary of the date the New Option is granted, subject, in each case, to continued employment through the applicable vesting date.

You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the shares underlying any selected Eligible Option grant (i.e., all options granted to you on the same date must be subject to the same election). Eligible Options properly tendered in this Exchange Offer and accepted by HOOKIPA for exchange will be cancelled and your New Options will be granted with the New Option Terms effective on a date promptly following the Expiration Time (such date, the “New Option Grant Date”).
Expiration and Extension of the Exchange Offer
The Exchange Offer is scheduled to expire at 11:59 p.m., Eastern Daylight Time, on September 7, 2023, unless we, in our sole discretion, extend the Expiration Time of the Exchange Offer (such time and date referred to herein as the “Expiration Time”). See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.
If you do not elect to tender your Eligible Options before the Expiration Time, such Eligible Options will remain subject to their current terms, including the current exercise prices and vesting schedules.

Section 2.   Purpose of the Exchange Offer; Additional Considerations.
We believe that the Exchange Offer is in the best interests of our stockholders and an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our employees.
Since 2021, when our stock closed as high as $19.51 (on May 18, 2021), declines in our stock price have steadily eroded the retentive and incentive value of stock options granted. For example, on April 5, 2023, our stock closed at $0.70 and on August 9, 2023, the closing price of our common stock as reported on Nasdaq was $0.74 per share.
During the course of 2022, our Compensation Committee began considering, with input from Radford, which is part of the Rewards Solution practice at Aon plc (“Radford”) and serves as the Compensation Committee’s independent compensation consultant, whether conducting an option exchange program would assist with our retention efforts. These discussions were undertaken in the context of this sustained decline in the trading price of our shares, which has resulted in a situation where, as of June 30, 2023, HOOKIPA had a total of 8,708,926 outstanding options, approximately 92% of which were “underwater” (i.e., had an exercise price greater than the trading price of our shares) at a stock price of $0.88.
We have heard from employees that they view their existing underwater stock options as having little or no value due to the difference between the exercise prices of those options and the current trading price of our stock. The Board and the Compensation Committee believe that the underwater options no longer function as the retentive and incentive tool that they believe is necessary to retain employees and to motivate them to increase long-term stockholder value.
In addition, we expect that the Exchange Offer will reduce our equity overhang by eliminating a number of outstanding options that, under their current terms and conditions, are likely to remain unexercised for the foreseeable future. Under the ratios included in the terms of the Exchange Offer, these current options would be replaced by a smaller number of new options, thus meaningfully reducing the total number of outstanding options included in our overhang.
When considering how best to continue to incentivize and reward our employees who have out-of-the-money stock options, the Compensation Committee engaged Radford to review and evaluate strategies to address this issue. These strategies included the stock option exchange program, as well as other alternatives, including the following:
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Increase cash compensation.   To replace equity incentives, we considered whether we could substantially increase bonus cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce the cash available for other initiatives, which could adversely affect our business and operating results.

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Grant additional equity awards.   We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, our available option pool would not have allowed these additional grants without compromising market-standard regular option grants to our executives, board of directors and employees.

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Exchange options for cash.   We also considered implementing additional cash incentive and retention payments. However, additional cash incentives would also increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

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Exchange options for restricted stock units.   We also considered implementing a program to exchange underwater options for restricted stock units. However, we concluded that stock options are more suitable to incentivize employees to increase shareholder value as they only benefit participants in case of an increase in share price.

Taking into account the advice of Radford and other relevant considerations, the Compensation Committee determined that, compared to other alternatives, the Exchange Offer provides better performance and retention incentives at a lower exercise price with potentially less dilution to stockholders. The following considerations recommended proposing this approach:
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Reasonable, balanced incentives.   We believe that the opportunity to exchange Eligible Options for New Options with respect to fewer shares, together with a new vesting requirement and term, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. We believe that the New Options issued in the exchange program will provide a meaningful retention period for employees during the next three years, at a time when the Company expects to continue to experience retention challenges.

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Reduction of the number of shares subject to outstanding options.   In addition to the out-of-the-money options having little or no retention value, they also contribute to our stock option overhang until they are exercised or expire unexercised. As of August 10, 2023, there were approximately 627,632 outstanding stock options with an exercise price greater than $6.50 per share, with a weighted average exercise price of $10.68, eligible to participate in the Exchange Offer. The Exchange Offer is expected to reduce our overhang of outstanding stock options by eliminating the ineffective options that are currently outstanding and issued to our non-executive employees. Under the Exchange Offer, Eligible Participants will receive New Options covering fewer shares than the exchanged options. Based on the number of outstanding stock options as of August 10, 2023, and assuming that all Eligible Options were exchanged in the program, options to purchase approximately 627,632 shares would have been exchanged and cancelled, while new options covering approximately 315,505 shares would have been issued. This would have resulted in a net reduction in the overhang of our equity awards by approximately 312,127 shares, or approximately 4% of our total overhang on account of stock options (from approximately 8.7 million to approximately 8.4 million shares), and approximately 0.3% of our total fully diluted share count as of June 30, 2023. The actual reduction in our overhang that may result from the Exchange Offer could vary significantly and is dependent upon a number of factors, such as the actual level of participation in the Exchange Offer.

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Reduced pressure for additional grants.   If we were unable to implement the Exchange Offer, we may have found it necessary to issue additional options to our employees at current market prices, increasing our overhang. These grants would have depleted the current pool of options available for future grants under our 2019 Plan and would also have resulted in increased stock compensation expense, which could negatively impact our stock price.

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Impact on accounting expense.   Under applicable accounting rules, we are required to continue to recognize compensation expense related to these underwater stock options as they vest, even if they are never exercised because they remain underwater. We believe the Exchange Offer will allow us to recapture retentive and incentive value from the compensation expense that we have recorded and will continue to record in our financial statements with respect to our Eligible Options. The New Options are not expected to result in significant additional compensation expense and therefore will not have a material adverse impact on our reported earnings.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or debt securities, including convertible debt securities, or through strategic opportunities, including asset dispositions. If any of these events occur, our cash position, assets, or capital structure could change, or the percentage ownership of our stockholders could be significantly diluted, and where such a transaction or event results in our issuance of additional securities, these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.
Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the Securities and Exchange Commission (the “SEC”), as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:
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any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving HOOKIPA;

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any purchase, sale or transfer of a material amount of our assets;

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any material change in our present dividend policy or our indebtedness or capitalization;

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any material change in our Board or executive management team, including any plans to change the number or term of our directors or to change the material terms of any executive officer’s employment;

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any other material change in our corporate structure or business;

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our common stock not being traded on a national securities exchange;

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our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

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the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

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the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

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any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.
Section 3.   Procedures for Tendering Eligible Options.
If you wish to tender your Eligible Options for exchange, you must complete and submit your Election Form by email to legal@hookipapharma.com, before the Expiration Time.
Except as described in the following sentence, the Election Form must be signed by the Eligible Participant who holds the Eligible Options to be tendered using the same name for such Eligible Participant as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.
Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Time. If you fail to meet this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.
You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New Options if we accept your Eligible Options for exchange.
Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.
To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Participant and must not have given a notice of resignation or termination, must not have received a notice of termination and your employment relationship with us must not have terminated for any other reason, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability, prior to or as of the Expiration Time.
If you hold multiple option grants that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. However, if you elect to tender an Eligible Option for exchange, you must tender the entire outstanding (i.e., unexercised) portion of that Eligible Option (i.e., all options granted to you on the same date must receive the same treatment). If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that you have properly tendered for exchange.
We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither HOOKIPA nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Participant or waived by HOOKIPA. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.
The Exchange Offer is a one-time offer, and we will strictly enforce the offer period, subject to any extension of the Expiration Time that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Participant (with any such waiver to be applied consistently among all Eligible Participants).
Our Acceptance Constitutes an Agreement.
Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”). Our acceptance for exchange of Eligible Options that you tender pursuant to the Exchange Offer will constitute a binding agreement between HOOKIPA and you upon the terms and subject to the conditions of the Exchange Offer.
Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all properly tendered Eligible Options that were not validly withdrawn prior to the Expiration Time. Eligible Options accepted by HOOKIPA for exchange will be cancelled and New Options will be granted with the New Option Terms effective on the New Option Grant Date. We expect the New Option Grant Date to occur promptly following the Expiration Time. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended.
Section 4.   Withdrawal Rights.
If you elect to accept the Exchange Offer with respect to some or all of your Eligible Options and later change your mind, you may withdraw any tendered Eligible Options prior to the Expiration Time by following the procedures described in this Section 4. Just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but you are not required to withdraw any other tendered Eligible Options.
We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open.
To validly withdraw tendered Eligible Options, you must deliver to us (using the same delivery method described in Section 3) a properly completed and signed Notice of Withdrawal of Election Form (“Notice of Withdrawal”) during a period in which you have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Participant, we will exchange any previously tendered Eligible Options pursuant to the Exchange Offer and your previously submitted Election Form.
You are responsible for making sure that, if you wish to withdraw tendered Eligible Options, the Notice of Withdrawal is delivered as indicated in Section 3 above. The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Participant who holds the Eligible Options to be tendered using the same name for such Eligible Participant as appears on the applicable stock option agreement and the previously submitted Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO filed by HOOKIPA with the SEC on August 10, 2023 (the “Schedule TO”). We will deliver a copy of the Notice of Withdrawal form to all Eligible Participants.
You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless you properly re-tender those Eligible Options before the Expiration Time by following the procedures described in Section 3 of this Offering Memorandum.
Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.
Section 5.   Acceptance of Eligible Options for Exchange; Grant of New Options.
Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time, unless extended. On the New Option Grant Date, we expect to cancel the Eligible Options we have accepted in exchange for the grant of the New Options with the New Option Terms. We expect the New Option Grant Date to occur promptly following the Expiration Time. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended.
Each New Option will not be exercisable on the date it is granted, even if the corresponding tendered Eligible Option had previously vested. Instead, each New Option will vest (i) with respect to vested Eligible Options that are exchanged, on the first anniversary of the date the New Option is granted, and (ii) with respect to unvested Eligible Options that are exchanged, in 12 equal quarterly installments starting on the date the New Option is granted and ending on the third anniversary of the date the New Option is granted, subject, in each case, to continued employment through the applicable vesting date.
Promptly after we grant the New Options, we will send each tendering Eligible Participant a confirmation email with respect to the Eligible Options that we have accepted for exchange. We have filed a form of such confirmation email as an exhibit to the Schedule TO. In addition, we will separately provide to each tendering Eligible Participant for acceptance via Shareworks the stock option documentation relating to the Eligible Participant’s New Options. You must accept in accordance with the terms therein your new stock option agreement that replaces your existing stock option agreement for the grant of your New Options to be completed. A form of Stock Option Agreement for the New Options is filed as an exhibit to the Schedule TO.
If you have tendered Eligible Options under the Exchange Offer and your employment relationship terminates for any reason, or if you submit a notice of resignation or termination or receive a notice of termination, before the Expiration Time, you will no longer be eligible to participate in the Exchange Offer and we will not accept your Eligible Options for exchange. In that case, you may be able to exercise your existing vested Eligible Options for a limited time after your termination date in accordance with and subject to their terms.

Section 6. Conditions of the Exchange Offer.
Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:
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there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Exchange Offer or the exchange of some or all of the Eligible Options tendered for exchange, (ii) otherwise relates in any manner to the Exchange Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

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there shall have been threatened, instituted or taken any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or HOOKIPA, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly make it illegal for us to accept some or all of the tendered Eligible Options for exchange, otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or impair the contemplated benefits of the Exchange Offer to HOOKIPA;

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there will have occurred: any general suspension of trading in securities on any national securities exchange or automated quotation system or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States; during the Exchange Offer, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer; the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or any of the situations described above which existed at the time of commencement of the Exchange Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

•
a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for HOOKIPA, shall have been proposed, announced or publicly disclosed or we shall have learned that any person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer; any such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance of Eligible Options for exchange;

•
any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum (“Accounting Consequences of this Exchange Offer”));

•
any change occurs in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to HOOKIPA;

•
any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to HOOKIPA (see Section 2 of this Offering Memorandum (“Purpose of the Exchange Offer; Additional Consideration”) for a description of the contemplated benefits of the Exchange Offer to HOOKIPA); and

•
any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to HOOKIPA (see Section 2 of this Offering Memorandum (“Purpose of the Exchange Offer; Additional Consideration”) for a description of the contemplated benefits of the Exchange Offer to HOOKIPA).

The conditions to the Exchange Offer are for HOOKIPA’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the Expiration Time (with any such waiver to be applied consistently among all Eligible Participants), whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.
Section 7.   Price Range of Our Common Stock.
The Eligible Options give Eligible Participants the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock trades on Nasdaq under the symbol “HOOK.”
The following table sets forth the high and low per share sales prices of our common stock on Nasdaq during the periods indicated.
	High	Low
Fiscal Year Ending December 31, 2023
Third Quarter (through August 9, 2023)	$0.93	$0.71
Second quarter	$2.05	$0.68
First quarter	1.10	0.70
	High	Low
Fiscal Year Ending December 31, 2022
Fourth quarter	$1.76	$0.72
Third quarter	1.91	1.23
Second quarter	2.39	1.28
First quarter	3.05	1.25
	High	Low
Fiscal Year Ending December 31, 2021
Fourth quarter	$6.05	$2.30
Third quarter	9.45	5.87
Second quarter	20.00	9.02
First quarter	15.52	10.00
As of June 30, 2023, we had four stockholders of record, and 81,550,590 shares of our common stock were issued and outstanding. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On August 9, 2023, the closing price for our common stock as reported on Nasdaq was $0.74 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible Options for exchange. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.
Section 8.   Information Concerning HOOKIPA; Financial Information.
Information Concerning HOOKIPA.
We are a clinical-stage biopharmaceutical company focused on developing novel immunotherapies, based on our proprietary arenavirus platform, which are designed to mobilize and amplify targeted T cells and thereby fight or prevent serious disease. HOOKIPA’s replicating and non-replicating technologies are engineered to induce robust and durable antigen-specific CD8+ T cell responses and pathogen-neutralizing antibodies. Our pipeline includes our wholly owned investigational arenaviral immunotherapies targeting Human Papillomavirus 16-positive cancers, prostate cancers, and other undisclosed programs. We are collaborating with Roche on an arenaviral immunotherapeutic for KRAS-mutated cancers. In addition, we aim to develop functional cures of HBV and HIV in collaboration with Gilead.
We were originally incorporated as Hookipa Biotech AG under the laws of Austria in 2011. In February 2017, we reorganized to become a corporation under the laws of the State of Delaware as Hookipa Biotech, Inc., which was a fully-owned subsidiary of Hookipa Biotech AG. In June 2018, Hookipa Biotech, Inc. changed its name to HOOKIPA Pharma Inc. and acquired all of the shares of Hookipa Biotech AG, now Hookipa Biotech GmbH. Our principal executive offices are located at 350 Fifth Avenue, 72nd Floor, Suite 7240, New York, New York 10118 and our telephone number is +43 1 890 63 60. Our European research and preclinical development operations are located in Vienna, Austria. Our corporate website address is www.hookipapharma.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.
Financial Information.
A summary of certain financial information is attached as Schedule A to this Offering Memorandum and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023 (the “Annual Report”) and the condensed consolidated financial statements and the notes thereto included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 11, 2023 and August 10, 2023, respectively (the “Quarterly Report”), which are incorporated herein by reference.
Additional Information.
For more information about HOOKIPA, please refer to our Annual Report, our Quarterly Report and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.
Section 9.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.
Our executive officers, members of our Board and members of our SAB are not eligible to participate in the Exchange Offer. Accordingly, none of these individuals are Eligible Participants, and they do not hold any Eligible Options.
Except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, including our Annual Report, and other than outstanding stock option and other equity awards granted to our directors, executive officers and other employees and consultants pursuant to our 2018 Plan or 2019 Plan, which are described in the notes to our financial statements as set forth in our Annual Report and Quarterly Report, neither HOOKIPA nor, to our knowledge, any of our executive officers or directors, any person controlling HOOKIPA or any executive officer or director of such control person is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
During the 60-day period prior to the date of this Offering Memorandum, we have not granted any options that are Eligible Options. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Options.
Section 10.   Accounting Consequences of the Exchange Offer.
We follow the provisions of the Financial Accounting Standard Board’s Accounting Standards Update 2014-12, Compensation — Stock Compensation (Topic 718) (“ASC Topic 718”) regarding accounting for share-based payments. Under ASC Topic 718, we will recognize compensation cost equal to the grant date fair value of the tendered Eligible Options plus the incremental compensation cost of the New Options. The incremental compensation expense associated with the Option Exchange will be measured as the excess of the fair value of each award of New Options granted to participants in the Option Exchange, measured as of the date the New Options are granted, over the fair value of the Eligible Options cancelled in exchange for the New Options, measured immediately prior to the cancellation. As the fair value will be determined at a later date, the impact of the incremental compensation expense is undeterminable. We will recognize any such incremental compensation expense ratably over the vesting period of the New Options.
The amount of incremental compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty as of the date of this Offering Memorandum and will not be known until the Expiration Time, we cannot predict the exact amount of the charge (if any) that will result from the Exchange Offer.
Section 11.   Legal Matters; Regulatory Approvals.
We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Options for exchange and grant of New Options as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New Options with the New Option Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.
Section 12.   Material United States Tax Consequences.
The following is a summary of the anticipated material United States federal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Participants. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the United States federal income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of participating or not participating in the Exchange Offer.
Tax Effects of Rejecting the Offer.
In general, your rejection of the Exchange Offer will not be a taxable event for United States federal income tax purposes. However, if the Exchange Offer is extended and remains outstanding for thirty or more calendar days, the United States Internal Revenue Service may take the position that the Two-Year Holding Period (described below) with respect to ISOs that are not tendered will re-set so as to commence on August 10, 2023.
Tax Effects of Accepting the Offer.
Neither your acceptance of the Exchange Offer nor the exchange of your Eligible Options will be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New Options for United States federal income tax purposes.
Taxation of Nonstatutory Stock Options (also known as Non-qualified Stock Options).
Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.
If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.
If you tender your Eligible Options for exchange in the Exchange Offer, the New Options that you are granted in exchange for Eligible Options which were NSOs will also be NSOs.
Taxation of Incentive Stock Options.
The following summarizes the general tax treatment relating to the grant and exercise of ISOs and the subsequent sale of shares acquired upon exercise of an ISO. Generally, an optionholder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionholder is typically not subject to United States federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for United States federal income tax purposes at the time he or she disposes of the stock subject to the option.
Following the exercise of an ISO, if the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “Two-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “One-Year Holding Period”), then the optionholder’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy both the Two-Year Holding Period and the One-Year Holding Period, then a portion of the optionholder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the One-Year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.
If you tender your Eligible Options for exchange in the Exchange Offer, the New Options that you are granted in exchange for Eligible Options which were ISOs will also be ISOs to the extent permitted by law. In addition, if you hold Eligible Options that are ISOs and choose not to tender such Eligible Options for exchange in the Exchange Offer, if the Exchange Offer is extended and remains open for thirty or more calendar days, the United States Internal Revenue Service may take the position that the Two-Year Holding Period with respect to such ISOs that are not tendered will re-set so as to commence on August 10, 2023.
Withholding.
We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an Eligible Participant. We will require any such Eligible Participants to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.
Section 13.   Extension of the Exchange Offer; Termination; Amendment.
We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Participants by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 9:00 a.m., Eastern Daylight Time on the next business day following the previously scheduled Expiration Time. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., Eastern Daylight Time.
We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Participants by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.
Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or we deem any such event to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Exchange Offer or applicable law to Eligible Participants in a manner reasonably designed to inform Eligible Participants of such change and will file such notice with the SEC as an amendment to the Schedule TO.
If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
In addition, we will publicly notify or otherwise inform Eligible Participants in writing if we decide to take any of the following actions and will keep the Exchange Offer open for at least 10 business days after the date of such notification:
•
we increase or decrease the amount of consideration offered for the Eligible Options; or

•
we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14.   Consideration; Fees and Expenses.
Each Eligible Participant who properly tenders an Eligible Option to be exchanged and which is accepted by HOOKIPA pursuant to this Exchange Offer will receive a New Option. Options are equity awards under which the holder can purchase shares of common stock for a predetermined exercise price, provided that the vesting criteria are satisfied, and otherwise subject to compliance with the applicable option terms.
Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options for a number of shares of common stock calculated using an exchange ratio based on the exercise price of your tendered Eligible Options, as described in Section 1 of this Offering Memorandum. New Options will be fully unvested as of the New Option Grant Date and will be subject to a new vesting schedule, as described in Section 1 of this Offering Memorandum. If you receive New Options, you do not have to make any cash payment to HOOKIPA to receive your New Options, but upon exercise of your vested New Options, you will be required to pay the per share exercise price to receive any shares of common stock subject to your New Options.
If we receive and accept tenders from Eligible Participants of all Eligible Options (comprising a total of approximately 627,632 vested or unvested options to purchase approximately 627,632 shares outstanding as of August 10, 2023) subject to the terms and conditions of this Exchange Offer, we will grant New Options covering a total of approximately 315,505 shares of common stock.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses that you incur in connection with your election to participate in the Exchange Offer, including mailing, telephone, and other telecommunications expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Exchange Offer.
Section 15.   Additional Information.
With respect to the Exchange Offer, we have filed the Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document (of which this Offering Memorandum is a part) does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following documents that we have filed with the SEC (excluding any portions of the respective filings that have been furnished rather than filed):
•
our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023;

•
our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2023;

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 11, 2023 and August 10, 2023 respectively;

•
our Current Reports on Form 8-K (excluding any information furnished therein) filed with the SEC on January 20, 2023, March 13, 2023, April 13, 2023, May 11, 2023, May 31, 2023, June 2, 2023, June 9, 2023 and August 4, 2023; and

•
the description of our common stock contained in our Description of Securities of the Registrant filed with the SEC on March 24, 2021 as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2020, including any amendments or reports filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Participant to whom we deliver a copy of the Exchange Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents and deemed filed therewith). Written requests should be directed to legal@hookipapharma.com.
The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.
Section 16.   Miscellaneous.
The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “plan,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in this Offering Memorandum, our Annual Report and our Quarterly Reports, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.
WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2022 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS REFERENCED HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Schedule A
Summary of Certain Financial Information
The following financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023 and the condensed consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the SEC on August 10, 2023, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2022 and December 31, 2021 and the selected consolidated balance sheets data as of December 31, 2022 and December 31, 2021 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The selected condensed consolidated statements of operations data for the three months ended June 30, 2023 and June 30, 2022 and the selected condensed consolidated balance sheets data as of June 30, 2023 and June 30, 2022 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2023 and June 30, 2022, respectively. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period. You should refer to Section 15 of the Offering Memorandum, “Additional Information,” for information on how you can obtain copies of our SEC filings.
	Three Months Ended June 30,		Years Ended December 31,
(in thousands, except share and per share data)	2023	2022	2022	2021
	(unaudited)	(unaudited)
Statements of Operations Data
Revenue from collaborations and licensing	2,679	2,746	14,249	18,448
Total operating expenses	(24,151)	(21,173)	(87,404)	(100,122)
Loss from operations	(21,472)	(18,427)	(73,155)	(81,674)
Total other income, net	3,456	2,072	8,470	6,010
Income tax expense	(0)	(1)	(230)	(1)
Net loss	(18,016)	(16,356)	(64,915)	(75,664)
Net loss per share – basic and diluted
	(0.22)	(0.23)	(0.99)	(2.30)
	As of June 30,		As of December 31,
(in thousands)	2023	2022	2022	2021
	(unaudited)	(unaudited)
Balance Sheets Data
Current assets	$168,143	$149,077	$147,196	$102,135
Non-current assets	22,967	23,135	23,258	23,910
Total assets	191,110	172,212	170,454	126,045
Current liabilities	46,245	27,224	35,632	27,654
Non-current liabilities	32,535	13,034	32,305	8,799
Total liabilities	78,780	40,258	67,937	36,453